UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 16, 2015

Home BancShares, Inc.

(Exact name of registrant as specified in its charter)

Arkansas	000-51904	71-0682831
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

719 Harkrider, Suite 100, Conway, Arkansas	72032
(Address of principal executive offices)	(Zip Code)

(501) 328-4770

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 16, 2015, the Board of Directors of Home BancShares, Inc. (the “Company”) voted and approved the election of C. Randall Sims to serve as President and Chief Executive Officer of the Company and the appointment of Tracy M. French to serve as a director of the Company. Mr. Sims, age 60, has served as Chief Executive Officer of the Company since 2009 and as a director of the Company since 1998. Mr. Sims also served as Chief Executive Officer and President of the Company’s bank subsidiary, Centennial Bank (formerly First State Bank), from 1998 until the promotion of Mr. French to that position on January 6, 2015. Mr. French served as a Regional President of Centennial Bank from 2009 to 2015 and, prior to that, he was the President and Chief Executive Officer and a director of our former bank subsidiary, Community Bank, from 2002 to 2009. On January 16, 2015, the Board of Directors of the Company approved annual base salaries for Mr. Sims and Mr. French for 2015 of $275,000 and $360,000, respectively. Mr. Sims will continue serving as a director of the Company. The appointment of Mr. French to the Company’s Board of Directors expands the Board from 12 to 13 members. The committee appointments for Mr. French have not been determined at this time.

In addition, on January 16, 2015, the Board of Directors of the Company appointed Thomas J. Longe to serve on the Audit Committee and the Nominating and Corporate Governance Committee of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Home BancShares, Inc.
(Registrant)

Date: January 22, 2015	/s/ Brian Davis
Brian Davis
Chief Accounting Officer